EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CSG Systems International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-10315, 333-32951, 333-48451, 333-83715, 333-42202, 333-81656, 333-104206, 333-117928 and 333-125584) and Form S-3/A (File No. 333-117427) of CSG Systems International, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheets of CSG Systems International, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of CSG Systems International, Inc.

KPMG LLP

Denver, Colorado

February 28, 2008